Exhibit 23.5

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 26, 2021 relating to the consolidated financial statements of Hovsite Holdings III LLC and its subsidiaries as of and for the years ended December 31, 2020 and 2019 and for each of the three years in the period ended December 31, 2020, appearing in Amendment No. 2 to the Annual Report on Form 10-K of Hovnanian Enterprises, Inc. for the year ended October 31, 2020.

/s/ Deloitte & Touche LLP

New York, New York

March 30, 2021